Exhibit 4.4

GUARANTEE

This Guarantee, dated December 9, 2009, is made by Community Health Systems, Inc. (“CHS”), a Delaware corporation, in favor of its wholly owned subsidiary CHS/Community Health Systems, Inc. (the “Company”), a Delaware corporation, with regard to the payment obligations of the Company under the CHS NQDCP (the “NQDCP”) and CHS/Community Health Systems, Inc. Deferred Compensation Plan (the “DCP”) (collectively, the “Plans”).

WITNESSETH

WHEREAS the Company sponsors the Plans and maintains certain payment obligations under the Plans; and

WHEREAS, CHS desires to guarantee the payment obligations of the Company under the Plans;

NOW THEREFORE, for good and valuable consideration, CHS agrees as follows:

1.           Guarantee.  CHS absolutely, unconditionally and irrevocably guarantees to the Company the payments required to made by the Company under the Plans.

a.           NQDCP.  Without limiting the foregoing, with respect to the NQDCP, CHS guarantees the payment to Participants and Beneficiaries of amounts credited, or required to be credited, including Participant Deferral Credits and Employer Credits to the Participants’ Deferred Compensation Account and In-Service Account in whatever form of payment option permitted under the NQDCP.  The obligation of CHS shall be in addition to the obligation of the Company under Section 10.1 or any other provisions of the NQDCP.  The guarantee of CHS with respect to the NQDCP shall extend to the obligations of the Company under that certain Trust of the CHS NQDCP to make deposits of cash or other property.

b.           DCP.  Without limiting the foregoing, with respect to the DCP, CHS guarantees the payment to Members and Beneficiaries of amounts credited, or required to be credited, to the Accounts of Members or Beneficiaries under the DCP from Deferral Contributions and Matching Contributions Amounts in whatever form of payment option permitted under the DCP.  The obligation of CHS shall be in addition to the obligation of the Company under the DCP.  The guarantee of CHS with respect to the DCP shall extend to the obligations of the Company under that certain Community Health Systems Deferred Compensation Plan Trust to make deposits of money or other property.

2.           Guarantor Bound. CHS agrees that its obligations under this Guarantee shall not be lessened, discharged or released, in whole or in part, or terminated except only by the permanent and irrevocable payment and performance in full of the payment obligations of the Company under the Plans, and CHS waives the benefit of all privileges and defenses that are or may hereafter be available to guarantors, indemnitors or sureties.  Nothing contained in, and no omission from, the other provisions of this Guarantee is intended or shall be construed or interpreted so as to limit the generality of this section.

3.           Continuing Guarantee. The Guarantor agrees that this Guarantee is a continuing guarantee, unlimited as to duration and amount, for all of the obligations set forth herein.

4.           Miscellaneous

       a.           Entire Agreement. This Guarantee constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, with respect thereto.

b.           Choice of Law.  This Guarantee is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

c.           Successors and Assigns. This Guarantee shall be binding upon the Guarantor and its successors and permitted assigns, and the benefits hereof shall extend to the Company and its successors and assigns.  The Guarantor may not assign or transfer all or any part of its rights, if any, or obligations hereunder without the prior written consent of the Company and any purported transfer of such rights or obligations made without the prior written consent of the Company shall be void.

d.           Defined Terms.  Capitalized terms not defined in this Guarantee will have the meanings set forth in the Plans, as applicable.

IN WITNESS WHEREOF the Guarantor has signed and delivered this Guarantee on the 9th day of December, 2009.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ Rachel A. Seifert
	Name:	Rachel A. Seifert
	Title:	Senior Vice President